Filed pursuant to Rule 424(b)(3)

File No. 333-182740

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated August 3, 2012)

Medgenics, Inc.

6,670,680 Shares of Common Stock

This is a prospectus supplement to the prospectus dated August 3, 2012 (the “Prospectus”), relating to the potential offer and sale by the selling stockholders identified in the Prospectus (or in supplements or amendments to the Prospectus) from time to time of up to 6,670,680 shares of common stock of Medgenics, Inc.

On April 28, 2014, Andrew L. Pearlman, as Trustee of the Pearlman Friends and Family Trust U/A/D February 14, 2011, transferred warrants to purchase 8,000 shares of our common stock to Thomas Gelske and Andrea Gelske, as joint tenants. The transferred warrants are 2006 Warrants, as described in the Prospectus, and Dr. Pearlman is listed as a selling stockholder in the Prospectus with respect to the sale of the shares underlying these warrants. Dr. Pearlman served as our President and Chief Executive Officer until September 2013 and as a director of our company until April 2014.

This prospectus supplement supplements the Prospectus to include the transferees as the selling stockholder of 8,000 shares of common stock that may be acquired upon the exercise of the transferred warrants, and to include a selling stockholder not previously listed in the Prospectus. Accordingly, the table under the caption “Selling Stockholders” beginning on page 25 of the Prospectus is supplemented by adding to it the parties listed below:

	Number of shares		Number of		Number of shares owned	Percentage of shares owned
	owned before		shares offered		after the	after the
Name*	the offering		hereby		offering	offering

Thomas Gelske and Andrea Gelske	8,000	(179)	8,000	(179)	0	0%
Harto Family Partners LP(180)	3,750	(181)	3,750	(181)	0	0%

(179)	Consists of shares of common stock issuable upon the exercise of 2006 Warrants.
(180)	Maxine Ganer makes voting and investment decisions with respect to the securities held by Harto Family Partners LP.
(181)	Consists of shares of common stock issuable upon the exercise of 2010 Debenture Warrants.

The foregoing information is based upon information provided to us by or on behalf of the selling stockholders listed in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any other supplements or amendments to the Prospectus. You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

The date of this prospectus supplement is June 5, 2014.